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                                                                   EXHIBIT 23.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of ScanSoft, Inc. of our report dated January 17, 2005 with respect to the financial statements of ART Advanced Recognition Technologies Inc. as of December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004 which appear in Form 8-K/A dated April 8, 2005. We also consent to the references to us under the headings "Experts" in such Registration Statement.

                                                /s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel                                  KOST FORER GABBAY & KASIERER
July 20, 2005                                   A Member of Ernst & Young Global